                                                                    EXHIBIT 12.1


              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (Thousands, except ratios)



                                  9 mos. ended
                                  9/30/95 (1)      1994            1993              1992            1991               1990
                                  ------------     ----            ----              ----            ----               ----
Pre-tax income (loss)
   from continuing
   operations                     148,978         296,332         202,153          140,119          132,961            65,872


Fixed charges:
   Interest expense,
   amortization of debt
   discount and issuance
   expense and accretion
   in the carrying value
   of redeemable preferred
   stock                           43,280          52,773          59,352           69,553           66,290            59,355

Rentals:
   One third of rental
   expense relating to
   operating leases                13,347          22,900          22,067           23,200           24,100            25,067

Less:  Accretion in
   carrying value of
   redeemable preferred
   stock                                0               0             364            1,128            1,686             1,759
                                 --------------------------------------------------------------------------------------------

Total fixed charges:               56,627          75,673          81,055           91,625           88,704            82,663
                                 ============================================================================================

Earnings before income
   taxes and fixed charges        205,605         372,005         283,208          231,744          221,665           148,335

Ratio of earnings to fixed
   charges                            3.6             4.9             3.5              2.5              2.5               1.8
                                 ============================================================================================

Preferred dividend requirements       890           1,187           1,640            4,442            5,189             5,192

Accretion in carrying value
   of preferred stock                   0               0             364            1,128            1,686             1,759

Preferred stock requirements          890           1,187           2,004            5,570            6,675             6,951

Ratio of pretax Income
   to net icome b/f   Pretax      148,978         296,332         202,153          140,119          132,961            65,672
   extraordinary      Post tax     86,271         187,254         128,644          107,025           80,187            33,087
   items                          -------         -------         -------          -------          -------            ------
                                     1.73            1.58            1.57             1.31             1.66              1.98

Preferred requirements factor       1,540           1,875           3,146            7,297           11,413            13,763
                                 --------------------------------------------------------------------------------------------

Total fixed charges and
   preferred stock requirements    58,167          77,549          84,201           98,922          100,117            96,426
                                 ============================================================================================

Ratio of earnings to combined
   fixed charges and preferred
   stock requirements                 3.5             4.8             3.4              2.3              2.2               1.5
                                 ============================================================================================
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(1)  Included in earnings for the nine month period ended September 30, 1996 was a one-time pretax acquisition related charge of $114.2 million associated with the integration of the Company's 1995 acquisitions as well as the cost directly associated with effecting the merger with ALC
     Communications Corporation.  If such a charge had not occurred, the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements would have been 5.6 and 5.5, respectively